Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-213572) of our report dated September 9, 2016, except for the reverse stock split discussed in Note 1, as to which the date is November 18, 2016, relating to the balance sheets of Polar Power, Inc. as of December 31, 2015 and 2014, and the related statements of operations, shareholder’s equity, and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

November 30, 2016